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EXHIBIT 99

FOR IMMEDIATE RELEASE                   Kim Kellogg/Mark Marymee
Tues., May 19, 1998


ROD JACOBS ELECTED PRESIDENT AND DIRECTOR OF WELLS FARGO & CO.
  Ross Kari named new CFO


     Rod Jacobs, 57, vice chairman and chief financial officer of Wells Fargo, has been elected president of both Wells Fargo & Company and its primary subsidiary, Wells Fargo Bank, N.A., by the company's board of directors.

     Jacobs will continue to report to Chairman and Chief Executive Officer Paul Hazen. He will also join Hazen as the only other member of the bank's senior management to serve on Wells Fargo's 16-member board of directors.

     Wells Fargo's Office of the Chairman, formed in 1997 to help set strategic direction for the company, will remain intact and will continue to report directly to Hazen. The Office of the Chairman consists of Jacobs and vice chairmen Terri Dial, head of Consumer and Small Business Banking; Charles M. Johnson, head of Wholesale Banking; and Clyde Ostler, head of Investment Groups.

     The Finance, Operations and Systems groups will continue to report to Jacobs, as will the administrative divisions, Personnel, Strategic Planning, Legal, Corporate Properties, Corporate Communications and Corporate/Community Development.

     Ross Kari, 39, executive vice president and head of the company's Finance Group, has been elected to replace Jacobs as chief financial officer. He will continue to manage all of the company's finance and treasury functions.

     Hazen cited Jacobs' increasingly expanded role in managing key business initiatives of the company during the last year and his depth of systems and operations knowledge as pivotal attributes for his role as president.

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     "In today's competitive financial services arena, systems and operations will drive our ability to provide excellent customer service and to develop new and innovative products," Hazen said. "Rod's extensive work experience and his academic background make him particularly well-suited to lead these critical functions. In addition, he has high credibility with our investors and he has proven to be an outstanding manager of people."

     The position of president of Wells Fargo & Company was last held by William
F. Zuendt, who retired in June 1997. At that time, Jacobs assumed many of the responsibilities that Zuendt had, including the systems and operations functions.

     Ross Kari has most recently worked as head of the Finance Group. He is a 15-year employee of the bank.

     "Ross has been an outstanding contributor for a number of years," Hazen said. "He has worked closely with Rod in the past and will continue to do so to ensure a smooth transition into the position of CFO," said Hazen.

     Kari has a background that combines extensive experience in finance and planning with hands-on experience running consumer businesses: he headed the bank's Telephone Banking Centers and ATM network from 1992 through 1994. It was during this time that the bank introduced ATM stamps and bill payment service.

     BACKGROUND ON JACOBS AND KARI

     Jacobs joined Wells Fargo Bank in 1979 as a financial analyst in the Management Sciences Department in San Francisco. He was elected vice president in 1981 and in 1983 was named department manager. He was elected senior vice president in 1984.

     In 1986, Jacobs was promoted to head the Financial Planning and Analysis unit in the bank's Finance Group and was elected executive vice president in 1988. He was elected vice chairman in 1991 and in that role was responsible for the company's finance and administrative functions.

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Page 3/Wells Fargo/Jacobs

     A native of Staunton, Ill., Jacobs graduated from the University of Illinois, Urbana, in 1962 with a bachelor's degree in Aeronautical Engineering. The following year he earned a master's degree in Aeronautical Engineering from the Massachusetts Institute of Technology. Jacobs went on to earn a Ph.D. in Economics from Stanford University in 1976.

     His professional career began in 1963, when he went to work as an engineer for Lockheed Missiles & Space Company in Sunnyvale, Calif., where he worked until 1970.

     After earning his Ph.D in Economics, Jacobs became an assistant professor of Economics at the University of California, Los Angeles, where he taught from 1975 to 1979.

     Kari, a native of Pendleton, Oregon, joined Wells Fargo in 1983 as an analyst in the Finance Group. He was elected vice president in 1987. In 1990, he was elected senior vice president while managing finance and planning for the bank's retail division.

     In October 1992 he assumed responsibility for the bank's Telephone Banking Centers and ATM network.

     He was named general auditor of the bank in January 1995 and was elected executive vice president in September 1995. In addition to managing the Internal Audit function, Kari also managed Corporate Security, Corporate Business Resumption and acted as Wells Fargo's compliance officer. Since 1997, when he became head of the Finance Group, he has managed the Controller's Division, Corporate Tax, Treasury and Funding Activities and all Financial Planning and Reporting activities.

     Kari received a bachelor's degree in Mathematics in 1980 and an MBA in Finance in 1983, both from the University of Oregon.

     Wells Fargo Bank, N.A. is the primary subsidiary of Wells Fargo & Co., founded in 1852. With operations in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington, stock of Wells Fargo & Co. is traded on the New York, Pacific, London and Frankfurt stock exchanges.

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